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                                                                     EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

         THIS SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is dated as of October 27, 2005 between CITGO PETROLEUM CORPORATION, a Delaware corporation (the "Company") and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (successor in interest to Bank One, N.A., successor in interest to First National Bank of Chicago), as trustee ("Trustee"). Capitalized terms used but not defined herein shall have the meaning given to such terms in the Indenture (as defined below).

         WHEREAS, the Company and the Trustee entered into an Indenture, dated as of May 1, 1996 (the "Indenture"), providing for the issuance of the Company's 7 7/8% Senior Notes due 2006 (the "Securities");

         WHEREAS, the Company has proposed certain amendments to the Indenture (the "Proposed Amendments") which, pursuant to Section 902 of the Indenture, must be approved with the consent of Holders of no less than a majority in principal amount of all Outstanding Securities;

         WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated October 13, 2005, and related Consent and Letter of Transmittal (together, the "Consent Solicitation Statement"), the Company has offered to purchase the Notes (the "Offer") and solicited the consents of the Holders of the Notes to the Proposed Amendments, upon the terms and subject to the conditions set forth therein;

         WHEREAS, the Company has received the valid consents of Holders of more than a majority in principal amount of the Outstanding Securities in respect of the Proposed Amendments set forth in this Supplemental Indenture; and

         WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding, and legal agreement, in accordance with its terms, have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

         NOW THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, as follows:

                                    ARTICLE I

                             AMENDMENTS TO INDENTURE

         SECTION 1.01. Amendments to Article Ten. On the date (the "Payment Date") that the Company pays for all Securities validly tendered and not withdrawn pursuant to the Offer (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided


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in Section 2.07 hereof), this Supplemental Indenture shall become operative and the following Sections of the Indenture, and any corresponding provisions in the Securities, shall be hereby deleted in their entirety and replaced with "Intentionally Omitted":


         EXISTING SECTION NUMBER                                 CAPTION
         -----------------------                                 -------
         Section 1005.........................................   Maintenance of Properties
         Section 1006.........................................   Insurance
         Section 1007.........................................   Payment of Taxes and Other Claims
         Section 1008.........................................   Limitation on Restricted Payments
         Section 1009.........................................   Specified Agreements
         Section 1010.........................................   Transactions with Affiliates
         Section 1011.........................................   Limitation on Liens
         Section 1012.........................................   Limitation on Sale and Leaseback Transactions
         Section 1013.........................................   Restricted and Unrestricted Subsidiaries
         Section 1014.........................................   Reports to Holders

         SECTION 1.02. Amendments to Article Five. On the Payment Date (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof), this Supplemental Indenture shall become operative and Section 501 shall be hereby amended and restated to read in its entirety as follows:

         "SECTION 501. Events of Default. An "Event of Default" occurs with respect to the Securities of a series if:

         (i) the Company defaults in any payment of interest on any Security of such series when it becomes due and payable, and such default continues for a period of 30 days;

         (ii) the Company defaults in the payment of the principal of or premium, if any, on any Security of such series when the same becomes due and payable at maturity, upon acceleration, required repurchase, or otherwise;

         (iii) the Company fails to comply with any of its agreements or covenants in, or provisions of, the Securities or this Indenture (other than clause (i) or (ii) above) and the default continues for the period and after the notice specified below;

         (iv)  Intentionally Omitted;

         (v)   Intentionally Omitted;

         (vi)  Intentionally Omitted;

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         (vii)  Intentionally Omitted;

         (viii) any other event specified as an "Event of Default" for such series pursuant to Section 301(xv) hereof occurs.

         A default under clause (iii) of this Section 501 is not an Event of Default with respect to the Securities of a series until the Trustee notifies the Company in writing, or the Holders of at least 25% in principal amount of the Securities of such series then Outstanding notify the Company and after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default". Such notice to the Company shall be given by the Trustee if so requested in writing by the Holders of at least 25% of the principal amount of the Securities of such series then Outstanding."

         SECTION 1.03. Amendments to Section 801. On the Payment Date (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof), this Supplemental Indenture shall become operative and Section 801 shall be hereby amended and restated to read in its entirety as follows:

         "SECTION 801. When Companies May Merge, etc. The Company shall not, and shall not permit any Restricted Subsidiary to, merge or consolidate with or into any other Person (other than a merger of a Restricted Subsidiary into the Company, or a merger of a Restricted Subsidiary with another Restricted Subsidiary) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property or assets to any Person, unless (i) the entity formed by or surviving any such consolidation or merger (if the Company is a party to the transaction and is not the surviving entity) or to which such sale, transfer or conveyance is made (the "Surviving Entity") shall be a solvent corporation, limited partnership or limited liability company organized and existing under the laws of the United States or a State thereof or the District of Columbia and such Surviving Entity expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee in accordance with the terms of this Indenture by such Surviving Entity, the due and punctual payment of the principal of, premium, if any, and interest on all the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company; and (ii) immediately before and after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Surviving Entity or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Surviving Entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing."

                                   ARTICLE II

                                  MISCELLANEOUS

         SECTION 2.01. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

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         SECTION 2.02. Confirmation. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects confirmed and preserved.

         SECTION 2.03. Terms Defined. Capitalized terms used in this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         SECTION 2.04. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         SECTION 2.05. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 2.07. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 104, 903 and 904 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the Payment Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee. Upon receipt by the Trustee of any such notice of termination, this Supplement Indenture shall be deemed terminated and of no further force or effect.

         SECTION 2.08. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

         SECTION 2.09. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

                            [Signature Pages Follow]

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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, all as of the date first written above.



                                       CITGO PETROLEUM CORPORATION


                                       By:  /s/ Philip J. Reedy
                                            ------------------------------------
                                            Name: Philip J. Reedy
                                            Title: Treasurer


                                       J.P. MORGAN TRUST COMPANY, NATIONAL
                                       ASSOCIATION


                                       By:  /s/ B. Impala
                                            ------------------------------------
                                            Name: B. Impala
                                            Title: Assistant Vice President






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